Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-164983
March 23, 2010
     Redgate Media Group has filed a registration statement on Form F-1 (including a prospectus, as supplemented by a free writing prospectus dated March 15, 2010) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents Redgate Media Group has filed with the SEC for more complete information about Redgate Media Group and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may get these documents and other documents Redgate Media Group has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Redgate Media Group, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-223-4132. You may also access Redgate Media Group’s most recent prospectus dated March 23, 2010 by visiting EDGAR on the SEC Web site at http://www.sec.gov/Archives/edgar/data/1483403/000095012310027241/h03633a3fv1za.htm.
     References to “we,” “us,” “our” and other terms that are used but not specifically defined in this free writing prospectus are used in the manner described in our Preliminary Prospectus dated February 19, 2010.
Indication of Intention by Certain of Our Directors and One of Our Major Shareholders to Purchase ADSs Offered in This Offering
     Certain of our directors and one of our major shareholders have indicated to the underwriters and our company an intention to participate in this offering through the purchase of ADSs of approximately $575,000 offered in this offering. None of such directors or the major shareholder is currently under any obligation to purchase any ADSs in this offering and their interest in purchasing ADSs in this offering is not a commitment to do so. The underwriters have indicated to our company that any potential sale of the ADSs offered in this offering to those directors and the major shareholder will be at the initial public offering price and on the same terms as those applicable to other investors in this offering. ADSs that may be purchased by such directors and the major shareholder in this offering will also be subject to lock-up restrictions for a 180-day period.
     The numbers of common shares set forth in the table in “Principal Shareholders” do not take into account the potential purchase by certain of our directors and one of our major shareholders of the ADSs offered in this offering.